EXHIBIT 3.2


                                     BY-LAWS
                                       OF

                           JEVIC TRANSPORTATION, INC.
            -------------------------------------------------------------------
                             Adopted July 27, l981

                                    ARTICLE I
                                     OFFICES

                 1. Registered Office and Agent.--The registered office of the
            Corporation in the State of New Jersey is at

14A:4-1     25 Bretton Way, Mount Laurel, New Jersey 08054

            The registered agent of the Corporation at such office is

            Harry Muhlschlegel

                 2. Principal Place of Business.--The principal place of
            business of the Corporation is

            Rt. 130 and Hartford Road, Delran, New Jersey

                 3. Other Places of Business.--Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.



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                                   ARTICLE II
                                  SHAREHOLDERS

14A:5-2          1. Annual Meeting.--The annual meeting of shareholders shall be held upon not less than ten nor more than

14A:5-4(1)  sixty days written notice of the time, place, and purposes of the meeting at ten o'clock a.m. on the first Tuesday of the month of _______ July _________ of each year at principal place of business

14A:5-1 or at such other time and place as shall be specified in the notice of meeting, in order to elect directors and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

14A:5-3          2. Special Meetings.--A special meeting of shareholders may be called for any purpose by the president or the Board. A special meeting shall be held upon not less than ten nor more than sixty days written notice of the time, place, and purposes of the meeting.

14A:5-6(1)       3. Action Without Meeting.--The shareholders may act without a meeting if, prior or subsequent to such action, each shareholder who would have been entitled to vote upon such action shall consent in writing to such action. Such



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            written consent or consents shall be filed in the minute book.

14A:5-9(1)       4. Quorum.--The presence at a meeting in person or
            by proxy of the holders of shares entitled to cast(9) a majority of the votes shall constitute a quorum.


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                                   ARTICLE III
                               BOARD OF DIRECTORS

14A:6-2          1. Number and Term of Office.--The Board shall
14A:6-3 consist of(10) two members. Each director shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until that director's successor shall have been elected and qualified.

14A:6-10(2)      2. Regular Meetings.--A regular meeting of the Board shall be held without notice immediately following and at the same place as the annual shareholders' meeting for the purposes of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.

14A:6-10(2)      3. Special Meetings.--A special meeting of the Board may be called at any time by the president or by two directors for any purpose. Such meeting shall be held upon three days notice if given orally, (either by telephone or in person,) or by telegraph, or by five days notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.


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14A:6-7(2)       4. Action Without Meeting.--The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

14A:6-7(1)       (11)5. Quorum.-- A majority of the entire Board shall
            constitute a quorum for the transaction of business.

14A:6-5          6. Vacancies in Board of Directors.--Any vacancy in the
            Board, (12) including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.


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                                   ARTICLE IV
                                WAIVERS OF NOTICE

14A:5-5(1)       Any notice required by these by-laws, by the certificate
14A:6-10(2) of incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.


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                                    ARTICLE V
                                    OFFICERS

14A:6-15(1)      1. Election.--At its regular meeting following the annual
            meeting of shareholders, the Board shall elect a president, a treasurer, a secretary, and it may elect such other officers, including one or more vice presidents, as it shall
14A:6-15(2) deem necessary. One person may hold two or more offices.

14A:6-15(4)      2. Duties and Authority of President.--The president
            shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the president. The president may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He shall have the general powers and duties of management usually vested in the office of president of a corporation.

14A:6-15(4)      3. Duties and Authority of Vice President.--The vice
            president shall perform such duties and have such authority as from time to time may be delegated to him by the president

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            or by the Board. In the absence of the president or in the event of his death, inability, or refusal to act, the vice president shall perform the duties and be vested with the authority of the president.

14A:6-15(4)      4. Duties and Authority of Treasurer.--The treasurer
            shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the president or the Board.

14A:6-15(4)      5. Duties and Authority of Secretary.--The secretary
            shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The secretary shall have charge of the seal of the Corporation. The secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the president or the Board.

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                                   ARTICLE VI
                      AMENDMENTS TO AND EFFECT OF BY-LAWS;
                                   FISCAL YEAR

                 1. Force and Effect of By-laws.--These by-laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation's certificate of incorporation, as it may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in that Act or the certificate of incorporation, the provision of that Act or the certificate of incorporation shall govern.

                 2. Wherever in these by-laws references are made to more than one incorporator, director or shareholder, they shall, if this is a sole incorporator, director, shareholder corporation, be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the corporation.

14A:2-9(1)       3. Amendments to By-laws.--These by-laws may be altered,
            amended or repealed by the shareholders or the Board. Any by-law adopted, amended or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal it.

                 4. Fiscal Year.--The fiscal year of the Corporation shall begin on the first day of __________ of each year.


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                          ARTICLE VII - INDEMNIFICATION

            Section 1. Definitions.

                 For purposes of this Article VII the following definitions, as well as all other definitions set forth in N.J.S.A. 14A:3-5 shall apply:

                 a. "Corporate Agent" shall mean any person who is or was a director, officer, employee or agent of the indemnifying corporation in consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. Furthermore, any Corporate Agent also serving as a "fiduciary" of an employee benefit plan governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974" (ERISA) as amended from time to time, shall serve in such capacity as a Corporate Agent, if the corporation shall have requested any such person to serve. Additionally, the corporation shall be deemed to have requested such person to serve as a fiduciary of an employee benefit plan, only where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan.

                 b. "Other Enterprise" shall mean any domestic or foreign
            corporation other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, (including employee benefit plans governed by ERISA)


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            whether or not for profit served by a Corporate Agent.

            Section 2. Indemnification.

                 a. Any Corporate Agent shall be indemnified by the corporation to the full extent permitted by N.J.S.A. 14A:3-5 in connection with any proceeding involving the Corporate Agent by reason of his being or having been such a Corporate Agent.

                 b. Any Corporate Agent may be insured by insurance purchased and maintained by the corporation against any expenses incurred in any proceeding and any liabilities asserted against him in his capacity as Corporate Agent, whether or not the corporation would have the power to indemnify him against such liability.

                     ARTICLE VIII -- LOANS TO AND GUARANTEES
               OF OBLIGATIONS OF OFFICERS, DIRECTORS AND EMPLOYEES

                 This corporation may lend money to, or guarantee any obligation of, or otherwise assist, any officer or other employee of this corporation or of any subsidiary, even if said officer or other employee is also a Director of this corporation or of any subsidiary, whenever, in the judgment of the directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. Such loan, guarantee or assistance, if made to an officer or employee who is also a Director, must be authorized by a majority of the entire Board of Directors of this corporation. Any such loan, guarantee or other assistance may be made with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of this corporation, and may be made upon such other terms and conditions as the board may determine. The proceeds of any such loan may be applied to the purchase of




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            shares of the corporation and any shares so purchased shall be deemed to be fully paid and non-assessable.










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